AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                  NOVEMBER 26, 2002 REGISTRATION NO. 333-87581

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               ------------------


                         POST EFFECTIVE AMENDMENT NO. 3
                     TO REGISTRATION STATEMENT NO. 333-87581

                                    FORM S-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ------------------



                                   TELMARK LLC
     (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CERTIFICATE OF FORMATION)
                                    DELAWARE
                    (STATE OF INCORPORATION OR ORGANIZATION)
                                   16-1551523
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)
                   333 BUTTERNUT DRIVE, DEWITT, NEW YORK 13214
                                  315-449-7935
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)



                             GEORGE J. GETMAN, ESQ.
                          BOND, SCHOENECK & KING, PLLC
                ONE LINCOLN CENTER, SYRACUSE, NEW YORK 13202-1355
                                  315-422-0121
(NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

                               ------------------

        Approximate date of commencement of proposed sale to the public:
             AS SOON AS PRACTICABLE ON OR AFTER THE EFFECTIVE DATE
                        OF THIS REGISTRATION STATEMENT.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|
      If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form, check the following box. |X|
      No  new  securities  are  being   registered  under  this  post  effective
amendment.


      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS                      DECEMBER __, 2002


                                   $1,900,000*
                                   TELMARK LLC
                                   DEBENTURES


     CONSIDER CAREFULLY THE RISK
FACTORS BEGINNING ON
PROSPECTUS PAGE 6.
     AGWAY, OUR PARENT, AND ITS
OTHER SUBSIDIARIES DO NOT
GUARANTEE THE PAYMENT OF
INTEREST ON OR THE PRINCIPAL OF
THE DEBENTURES.
     THERE CURRENTLY IS NO
MARKET FOR THE DEBENTURES.
     WE CANNOT  ASSURE YOU THAT
THE DEBENTURES WE ARE OFFERING
WILL BE SOLD OR THAT THERE WILL
BE A SECONDARY  MARKET FOR THEM.
YOU SHOULD ASSUME YOU WILL HAVE
TO HOLD THE DEBENTURES YOU
PURCHASE UNTIL MATURITY.

      We will issue --

                                              INTEREST
                                             REINVESTMENT
                                               OPTION
                                         ------------------
INTEREST RATE                                6.25%-8.75%

MINIMUM DENOMINATIONS                            N/A

ADDITIONAL DENOMINATIONS                         N/A

MATURITY DATE                            March 31, 2003 to
                                         March 31, 2010
PRICE TO THE PUBLIC                             100%

UNDERWRITING COMMISSION OR                      None
DISCOUNT


      The amount of Debentures sold at a particular interest rate and maturity date and the proceeds realized can vary. However, the aggregate price to the public will not exceed $1,900,000, which represents the unsold portion of a $20,000,000 offering of Debentures previously registered with the SEC (Registration Statement No. 333-87581).
      WHILE THE DEBENTURES WILL PAY AT LEAST THE APPLICABLE STATED FIXED RATE OF INTEREST, THE DEBENTURES MAY PAY A HIGHER INTEREST RATE BASED UPON A VARIABLE TREASURY BILL RATE. However, given the current spread between the Treasury Bill Rate and the interest rates of the outstanding Debentures, it is unlikely that the Treasury Bill Rate will be applicable in the near future. In addition, it is not possible at this time to determine whether the Treasury Bill Rate will be applicable at any time prior to maturity of the Debentures you hold. On March 6, 2002, Telmark ceased actively offering Debentures to the public other than through the interest reinvestment feature. Accordingly, at this time it is contemplated that the only Debentures to be sold under this Prospectus will be pursuant to existing or future interest reinvestment elections made by Debenture holders.
      We will not employ any sales people to solicit the sale of these Debentures, and we will not pay, or allow, any commission or discount to be paid or allowed to anyone in connection with the sale of these Debentures.
      The Debentures are unsecured obligations and subordinated to all of our Senior Debt. As of September 30, 2002, $534,950,000 in Senior Debt was outstanding. Senior Debt includes all of our interest-bearing debt presently outstanding except with respect to our other outstanding Debentures. There is no limit on the amount or terms of Senior Debt we may incur under the terms of the Debentures or the related Indenture.
      NEITHER THE SECURITIES AND EXCHANGE COMMISSION (SEC) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Prospectus Summary..........................................................   3

Risk Factors................................................................   6

Special Note Regarding Forward Looking Information..........................  12

Use of Proceeds.............................................................  12

Plan of Distribution........................................................  13

Description of Debentures...................................................  13

Description of Interest Reinvestment Option.................................  21

Legal Matters...............................................................  21

Experts.....................................................................  22

Where You Can Find More Information.........................................  22

                               PROSPECTUS SUMMARY

     The following summary contains basic information about this offering. It likely does not contain all the information important to an investor. For a more complete understanding of this offering, we encourage you to read this entire document and the documents to which we have referred. In this Prospectus or any prospectus supplement, unless otherwise indicated, the "Company," "Telmark," "we," "us," or "our" refer to Telmark LLC and its subsidiaries.

                                   THE COMPANY

     We finance agricultural related equipment, vehicles, and buildings through leases with our customers. As of September 30, 2002, we held approximately $752 million in leases, and we believe we are one of the largest agricultural lessors in the Northeast based on the number of leases we hold. The type of equipment we lease includes milking machines, tractors, combines, feed processing equipment and forestry equipment; the vehicles we lease include trucks, trailers and fork lifts; and the buildings we lease include barn structures, silos and greenhouses.

     We have over 17,000 customers, most of whom are in the dairy, forestry, crops and transportation industries. We operate throughout the continental United States and Canada. Our customers are farmers and other rural businesses as well as manufacturers and independent dealers who serve the agricultural marketplace.

     We use a dedicated sales force, direct mail, advertisements in trade magazines and referrals from equipment retailers and building contractors to solicit customers. Our main competitors are agricultural lenders and other leasing companies. We believe that we compete effectively because of:

     o our special expertise in agricultural equipment financing;

     o our close relationship with the farming community;

     o our focus on service;

     o our financial strength; and

     o our credit management.

     We are a direct wholly owned subsidiary of Agway Inc. ("Agway"). Prior to July 1, 2001, we were a direct wholly owned subsidiary of Agway Holdings, Inc. ("AHI"), an indirect subsidiary of Agway. Effective July 1, 2001, Agway simplified its corporate structure by ultimately merging AHI into Agway and assuming all assets and liabilities of AHI. Agway and its other subsidiaries do not guarantee the payment of interest on or the principal of the Debentures. As discussed below, Agway's membership interest in Telmark has been pledged to secure certain obligations of Agway. Additionally, Agway has announced its intention to pursue the sale of Telmark which could result in a change of control of the Company. Finally, Agway and certain of its subsidiaries voluntarily filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on October 1, 2002, in the United States Bankruptcy Court for the Northern District of New York ("Chapter 11 Proceedings"). Telmark WAS NOT included in that filing. However, the court has exclusive jurisdiction under the Bankruptcy Code over the disposition of Agway's assets, including its equity interest in Telmark. The ultimate impact of Agway's Chapter 11 Proceedings on Telmark's business, financial condition, and results of operation cannot be determined at this time. For more information concerning recent developments in Telmark's financing arrangements see "RISK FACTORS" beginning on page 6.

     In anticipation of a possible sale of the Company by Agway, Telmark determined that, effective as of March 6, 2002, it would no longer offer or issue Debentures to the public, other than pursuant to the interest reinvestment option of the Debentures (the "Interest Reinvestment Option"). Under that option, Debenture holders may elect to receive interest on their Debentures either in cash or in the form of additional principal on the Debentures. However, once a Debenture reaches maturity, the holder will not be permitted to invest the proceeds in additional Debentures. Accordingly, at this time it is contemplated that the only Debentures to be sold under this Prospectus will be pursuant to existing or future interest reinvestment elections made by Debenture holders.

     If you have elected, or are considering making or discontinuing an election related to, the Interest Reinvestment Option, you should consider the foregoing matters. For a complete description of the Interest Reinvestment Option, please refer to page 21 of this Prospectus.

     We have over 200 employees, including approximately 90 sales people. Our office is located at 333 Butternut Drive, DeWitt, New York 13214 and our telephone number is (315) 449-7935.

                                  THE OFFERING

     We will issue Debentures pursuant to elections made under the Interest Reinvestment Option with respect to previously issued Debentures on the terms described below and on the cover page of this Prospectus. The terms of the Debentures are governed by an agreement, known as the "Indenture," between us and a bank trustee. The applicable fixed rate of interest and maturity date will be determined based on the interest rate on the Debentures currently held by you and with respect to which you are reinvesting interest pursuant to an Interest Reinvestment Option. The interest rate and maturity date can be determined by looking at your Debenture certificates.

     The aggregate price of this offering to the public will not exceed $1,900,000 principal amount of Debentures, which represents the unsold portion of a $20,000,000 offering of Debentures previously registered with the SEC (Registration Statement No. 333-87581). The amount of Debentures sold at a particular interest rate and maturity date and the proceeds earned can vary. As of September 30, 2002, we had outstanding $45,137,000 of Debentures under the Indenture.

     INTEREST RATE . . . . Interest on the  Debentures  is  payable at an annual rate equal to the greater of:

                           (1) the applicable  fixed rate of interest  stated on
                               your Debenture certificates; or

                           (2) the variable  "Treasury  Bill Rate"  described on
                               page 14.

                           Given the current spread between the Treasury Bill Rate and the current interest rates of outstanding Debentures, it is unlikely that the Treasury Bill Rate will be applicable in the near future. In
                           addition,   it  is  not  possible  at  this  time  to
                           determine whether the Treasury Bill Rate will be applicable at any time prior to maturity.

     MATURITY DATE  . .  . The Debentures will mature   on  the applicable  date
                           stated on your Debenture certificate.

     ISSUE DATE . . . . . .The "Issue Date" will  be set forth on your Debenture certificate and will be no later than the day on which we pay interest on the Debentures you hold.

     INTEREST PAYMENT DATE We will pay interest quarterly in arrears  on January
                           1, April 1, July 1 and October 1 of each year and on the "Maturity Date."

     OPTIONAL REDEMPTION ..We  may  redeem the  Debentures  in whole or in part, at our option, at any time at the principal amount, together with accrued but unpaid interest.

     INTEREST REINVESTMENT
     OPTION .  .  .  .  . .Additional amounts may be added to the  principal  of the Debenture pursuant to an election by the holder to have quarterly interest payments added to the principal of the Debenture.

                           Debenture holders who elect the Interest Investment Option will receive a quarterly statement from us indicating the amounts added to the principal of the Debentures.

     RANKING. .  .  . . . .The Debentures are subordinated to all  Senior  Debt.
                           Therefore, if our assets are distributed as a result of total liquidation or reorganization, the holders of all Senior Debt will be entitled to receive payment in full before the holders of the Debentures are entitled to receive any payment.

     APPLICATION PROCESS . You  may  purchase   Debentures   under the  Interest
                           Reinvestment Option only. If you currently own Debentures, you can receive an interest reinvestment form and additional copies of this Prospectus by contacting us at:

                           Telmark LLC           PHONE:  1-800-253-6729
                           Securities Department FAX:    1-315-449-7451
                           P.O. Box 5060         E-MAIL: securities@telmark.com
                           Syracuse, NY 13220-5060

                           You may purchase Debentures under the Interest Reinvestment Option only if you live in the states listed under the "Plan of Distribution" section beginning on page 13 of this Prospectus.

                           We reserve the right to reject any application submitted to us.

                                  RISK FACTORS

     You should carefully consider the following risk factors, as well as the other information presented in this Prospectus and the documents incorporated by reference into this Prospectus in deciding whether to invest in the Debentures.

     OUR PARENT COMPANY, AGWAY, IS CURRENTLY IN A CHAPTER 11 REORGANIZATION PROCEEDING.

     Agway owns all of the members' equity of Telmark LLC. This ownership permits Agway to control all of our actions (including the withdrawal of member's equity by Agway), subject to certain covenants contained in our financing arrangements. This control could result in us taking actions that would adversely affect our ability to make payments of principal of or interest on the Debentures or continue to grow our business.

     Agway, and certain of its subsidiaries, voluntarily filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on October 1, 2002, in the United States Bankruptcy Court for the Northern District of New York ("Chapter 11 Proceedings"). This filing DID NOT include Telmark. However, the Bankruptcy Court has exclusive jurisdiction under the Bankruptcy Code over the disposition of Agway's assets, including its membership interest in Telmark. Agway, in connection with its petition, has agreed to terms of a $125,000,000 Debtor-in-Possession financing agreement ("DIP Facility") with its existing lender group, which has been approved by the Bankruptcy Court. While this new Agway credit arrangement includes a pledge of Telmark's outstanding membership interest as collateral, foreclosure on Telmark stock would require a default under the new Agway DIP Facility. Agway has indicated to Telmark that it believes the covenants as revised are appropriate to Agway's current circumstances. While there can be no assurances, the possibility of foreclosure is considered remote.

     While we do not anticipate that Agway's Chapter 11 Proceedings will have a material impact on Telmark's operations, there is a possibility that such an impact could occur. As discussed below, given Agway's financial condition and the fact that Agway is currently seeking a sale of the Company, certain lenders have terminated or non-renewed various lines of credit with them, and we were required to replace such financing with borrowings from a single lender. In addition, as of September 30, 2002, Telmark had entered into leases with Agway and certain of its subsidiaries representing a net investment of approximately $16,200,000, which represents Telmark's greatest exposure to a single customer. The inability of Agway or its subsidiaries to pay those leases on time could have a material adverse effect on Telmark's operating results and liquidity. Notwithstanding Agway's Chapter 11 Proceedings discussed above, it is expected that these leases will continue to be paid in accordance with their terms.

     OUR PARENT COMPANY, AGWAY, IS CURRENTLY PURSUING A SALE OF THE COMPANY.

     On March 6, 2002, Agway announced its intention to pursue the sale of Telmark to a third party as part of a restructuring plan that would have Agway focus on fewer businesses. Agway has retained the investment banking firm Goldman, Sachs & Co. to assist in pursuing a sale transaction. The impact, if any, of a change of control of Telmark on its outstanding borrowings cannot be predicted at this time. However, if Agway is successful in finding a buyer for Telmark, a change of control of Telmark and ownership by a new owner might result in changes to the operations and capital structure of Telmark. In particular, a buyer may have different financing needs than Telmark currently has, may have available to it lower-cost financing alternatives than those currently available to Telmark or may be required by our lenders to repay outstanding debt. As a result, a buyer might choose to or be required to replace some or all of Telmark's sources of capital, which could involve redeeming outstanding Debentures and repaying outstanding debt in accordance with their terms. Such repayment may involve certain costs in addition to the repayment of principal and interest, such as termination fees or "make whole" payments.

     In addition, Agway's membership interest in Telmark has been pledged to General Electric Capital Corporation, as lender and agent on behalf of a syndicated group of lenders, as additional collateral with respect to certain obligations of Agway under its DIP Facility. While the terms of the pledge generally do not restrict Telmark's operations, Telmark has acknowledged and agreed to the pledge, has agreed to cooperate with Agway's lenders in respect to their rights under the pledge, and has agreed to refrain from creating any lien or encumbrance with respect to the equity of Telmark subsidiaries. A foreclosure on the pledge following an event of default would result in a change of control of Telmark, giving Telmark's senior lenders rights to demand repayment of existing outstanding debt and requiring Telmark to find additional funding sources. Depending upon the financial markets and Telmark's financial circumstances at that time, if the senior lenders chose to execute those rights, it could have a material adverse effect on Telmark's results of operations, liquidity and financial position.

     We have ceased actively raising capital through the issuance of Debentures.

     In anticipation of a possible sale, Telmark determined that, effective as of March 6, 2002, it would no longer offer or issue Debentures to the public, other than pursuant to the Interest Reinvestment Option of the Debentures. Under that option, Debenture holders may elect to receive interest on their Debentures either in cash or in the form of additional principal on the Debentures. However, once a Debenture reaches maturity, the holder will not be permitted to invest the proceeds in additional Debentures.

     If you have elected, or are considering making or discontinuing an election related to the Interest Reinvestment Option, you should consider the foregoing matters. For a complete description of the Interest Reinvestment Option, please refer to page 21 of this Prospectus.

     OUR BUSINESS OF LEASING EQUIPMENT INVOLVES A HIGH DEGREE OF RISK.

     Our principal assets are our portfolio of outstanding leases and the residual value of equipment or other property under lease as described below. As a leasing company, there is a risk that our customers will fail to make the payments required under a lease and that the equipment or property leased might be sold after the lease expires for less than the residual value anticipated at the initiation of the lease. Our leasing business may be affected by general economic conditions, including the level of inflation, fluctuations in general business conditions, and the availability of financing to us and our customers. Our business is dependent upon continued demand for leases as a financing option and would be adversely affected by our customers using other financing methods to acquire the use of equipment, such as by purchasing the equipment.

     WE MAY  EXPERIENCE  DIFFICULTY  IN  COLLECTING  THE  AMOUNTS  DUE UNDER OUR
LEASES.

     We may not receive payments of amounts due under our leases because of bankruptcies, contract disputes, or defaults by our customers. The ultimate collectibility of amounts due under our leases is directly dependent upon the credit practices employed by us and the creditworthiness of our customers. As discussed above, as of September 30, 2002, the Company had entered into leases with Agway representing a net investment of approximately $16,200,000, which represents the Company's greatest exposure to a single customer. Agway's inability to pay those leases on time could have a material adverse effect on the Company's operating results and liquidity. See "Business of Telmark - Credit Policies" in our Annual Report to Investors provided with this Prospectus. There are other factors beyond our control that could significantly impact our lease collection experience and our earnings. These factors include:

     o changes in general or industry-specific economic conditions;
     o government farm policy;
     o adverse weather conditions; and
     o international commodities prices.

     OUR LEASE PORTFOLIO IS SUBJECT TO RISKS ASSOCIATED WITH INDUSTRY AND GEOGRAPHIC CONCENTRATION OF OUR LEASES.

     We are subject to additional risks because our customers are concentrated in particular segments of agriculture and/or specific geographic areas. Our business is concentrated in agriculture in the New England, Mid-Atlantic, and Midwest states with approximately 68% of our leases directly related to production agriculture. However, the portfolio of agricultural leases is diversified into many different kinds of agriculture. As of June 30, 2002, the largest concentration was in crops enterprises which represented 19% of the portfolio, livestock enterprises which represented 17% of the portfolio, dairy enterprises which represented 15% of the portfolio, transportation enterprises which represent 11% of the portfolio, and wood products enterprises which represents 9% of the portfolio. At June 30, 2002, approximately 42% of our net lease investment was in the states of Michigan, New York, Ohio and Pennsylvania. Adverse developments in any of these areas of industry or geographic concentration could have a corresponding adverse effect on the collectibility of our lease receivables. See "Our Business is Indirectly Affected by the Agricultural Economy."

     OUR ESTIMATED RESALE VALUE OF LEASED EQUIPMENT OR OTHER LEASED PROPERTY THAT WE EXPECT TO DERIVE FROM LEASES MAY BE LOWER THAN WE EXPECT.

         Residual values are the estimated resale value of leased equipment or other leased property that we expect to derive as leases expire. We estimate the residual values of leased assets at the time we write the leases. Realization of residual values depends on several factors not within our control. Such factors include:

     o the condition of the equipment;
     o the cost of comparable new equipment;
     o technological or economic obsolescence of the equipment; and
     o where a lessee has decided not to purchase the leased property, the cost of preparing the leased property for sale to a third party.

     We have generally not experienced any losses as a result of the failure to realize estimated residual values on equipment and property lease expirations. Although there can be no assurance this experience will continue in the future, our management monitors residual collections and anticipates this trend to continue. Failure to realize residual values could have a material adverse effect on our earnings. See "Business of Telmark - Residual Value," in our Annual Report to Investors provided with this Prospectus.

     WE WILL CONTINUE TO NEED ADDITIONAL FINANCING FOR US TO CONTINUE TO GROW.

     Telmark is separately financed and does not guarantee any debt of Agway. Our ability to obtain adequate financing to maintain the size of our current lease portfolio and to permit growth in our lease portfolio is key to our continuing profitability and stability. Our principal sources of external financing as of September 30, 2002 were:

                                                                 PERCENTAGE OF
                                                                OUTSTANDING DEBT
                                                                ----------------
     o Banks                                                          49%
     o Debt Placements with private institutional investors           35%
     o Lease backed asset securitization                               8%
     o Debentures sold to the public                                   8%

     As noted above, we are not offering Debentures to the public other than pursuant to the Interest Reinvestment Option. The ongoing availability of adequate financing to maintain the size of our portfolio and to permit lease portfolio growth is key to our continuing profitability and stability. Management conducts ongoing discussions and negotiations with existing and potential lenders for future financing needs. We have been successful in arranging our past financing needs and believe that our current financial arrangements are adequate to meet our foreseeable operating requirements. Due to the ongoing process relating to the potential sale of the Company and to the Agway Chapter 11 Proceedings, there can be no assurance, however, that we will be able to obtain future financing in amounts, or on terms, that are acceptable. We note that we have lost a number of short-term credit lines since June 30, 2002 and currently rely principally on a single facility for our revolving credit lines. Our inability to obtain adequate financing would have a material adverse effect on our operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources," in our Annual Report to Investors provided with this Prospectus and
Note 2 in our Form 10-Q dated September 30, 2002, incorporated by reference into this Prospectus. In addition, many of our financing agreements have default provisions that could be triggered by a failure to make payment under that financing arrangement or under any of our other financing arrangements. Such a default, if not cured, could result in an acceleration of amounts due under such financing arrangements which would require us to obtain additional sources of financing. There can be no guarantee that we would be able to obtain such replacement financing on favorable terms, if at all.

     CHANGES IN INTEREST RATES MAY AFFECT OUR PROFITABILITY.

     We try to limit the effects of changes in interest rates by matching as closely as possible, on an ongoing basis, the maturity and cost of the funds we borrow to finance our leasing activities with the maturity and repricing characteristics of our lease portfolio. However, a rise in interest rates would increase the cost of funds we borrow to finance our leasing business and could lower the value of our outstanding leases in the secondary market. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Quantitative and Qualitative Disclosures About Market Risk," in our Annual Report to Investors provided with this Prospectus. In addition, a rise in interest rates, to the extent that it would increase the cost of financing our leases, would increase the cost of leases to potential customers and could decrease the demand for our leases.

     WE ARE OFFERING DEBENTURES THAT ARE NOT SECURED OBLIGATIONS AND ARE SUBORDINATE TO OUR OTHER DEBT.

     The Debentures are unsecured obligations of ours and are subordinated to all Senior Debt. There are no specific assets that you can look to for repayment of the Debentures. If our assets are distributed as a result of bankruptcy, liquidation or reorganization, the holders of all Senior Debt will receive payment in full before the holders of Debentures receive any payment. We may not have enough assets after paying off our Senior Debt to pay you the amounts owed to you under the Debentures. There is no limit on the amount of debt, whether senior or otherwise, that we may incur, nor is there a limit on the interest rates we may pay on such debt under the terms of the Indenture. The amount and terms of such other debt could have a material adverse effect on our financial condition and our ability to pay principal of and interest on the Debentures.


     THERE ARE RELATIVELY FEW RESTRICTIONS ON CERTAIN TYPES OF TRANSACTIONS WHICH MAY ADVERSELY AFFECT YOU.

     In addition to the subordination provisions of the Indenture, holders of the Debentures may be adversely affected by the fact that the Indenture contains only limited restrictions on reorganizations, restructuring, mergers or similar transactions involving us. In addition, the Indenture does not limit the amount of debt that we may incur or the interest rate we would pay on such debt. As a result, we may incur significant additional debt that would be senior to the Debentures or adversely affect our ability to pay principal of and interest on the Debentures.

     WE ARE NOT OFFERING THE DEBENTURES THROUGH AN UNDERWRITER.

     This offering of Debentures is not being underwritten. Accordingly, no underwriter, such as an investment bank, has undertaken a review of our corporate records, evaluated our financial condition, or evaluated the terms of the Debentures and this offering, including our ability to meet our payment obligations on the Debentures.

     OUR BUSINESS IS INDIRECTLY AFFECTED BY THE AGRICULTURAL ECONOMY.

     Our financial condition is indirectly affected by factors influencing the agricultural economy, since these factors impact the demand for equipment leased by us and the ability of our customers to make payments on leases. These factors include:

     o changes in the level of government expenditures on farm programs and the elimination of the acreage reduction programs which could reduce the income of our customers;

     o  adverse   weather-related   conditions   that   negatively   impact  the
        agricultural productivity and income of our customers; and

     o oversupply of, or reduced demand for, agricultural commodities produced by our customers.

     Our business may also be affected by major national and international events, such as a downturn in the United States or major foreign economies, for example, which can affect such things as the general level of interest rates. These factors, to the extent they adversely affect our customers, could have an adverse effect on our financial condition and our ability to make payments on the Debentures. See "Business of Telmark - Agricultural Economy," in our Annual Report to Investors provided with this Prospectus.

     WE MAY HAVE A LIABILITY UNDER TAX GUARANTEES.

     For a large number of our lease contracts we have agreed to indemnify customers if certain actual or alleged adverse tax consequences arise in connection with a lease. While we do not expect the net effect of this requirement to have a material adverse effect on our financial condition or results of operations, we cannot predict what our liability under these indemnification provisions might be.

     PRINCIPAL AND INTEREST PAYMENTS ON THE DEBENTURES ARE NOT GUARANTEED.

     Although Agway owns all of our members' equity, neither Agway nor any of its subsidiaries guarantees the payment of interest on or the principal of the Debentures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," in our Annual Report to Investors provided with this Prospectus. You should look solely to the financial condition of Telmark to evaluate our ability to pay principal and interest on the Debenture.

     THERE IS NO PUBLIC MARKET FOR THE DEBENTURES.

     There is no market for the Debentures and we do not intend to create or encourage a trading mechanism for these Debentures. We do not intend to apply for listing of the Debentures on any securities exchange. The secondary market, if any, for, and the market value of, the Debentures will be affected by a number of factors independent of our creditworthiness, including:

     o the level and direction of interest rates;

     o the remaining period to maturity of the Debentures;

     o our right to redeem the Debentures; and

     o the aggregate principal amount of the Debentures and the availability of comparable investments.

     In addition, the value of the Debentures relative to other debt instruments you could purchase from other issuers may be affected by numerous other interrelated factors, including factors that affect the U.S. corporate debt market generally and us specifically.

     There is no assurance that:

     o a secondary market value of the Debentures will develop;

     o any secondary market that does develop will continue;

     o the price at which an investor can sell the Debentures will enable the investor to realize a desired yield on that investment; or

     o in the event of redemption, an effective interest rate as high as that of the Debentures will be paid.

     The relative value of the Debentures is likely to fluctuate; such fluctuations may be significant and could result in significant losses to you. You should rely solely on our ability to repay principal at maturity of the Debentures as the source for liquidity in your investment.

     WE OPERATE IN A COMPETITIVE MARKET.

     We compete with finance affiliates of equipment manufacturers, agricultural financial institutions, other independent finance and leasing companies, and commercial banks. Many of these organizations have substantial financial and other resources and as a consequence are able to compete on a long-term basis within the market segment which we serve. See "Business of Telmark - Competition," in our Annual Report to Investors provided with this Prospectus.

     SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We make statements in this Prospectus or in the documents incorporated by reference that may constitute forward-looking statements within the meaning of a federal law, the Private Securities Litigation Reform Act of 1995. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans" and other similar words. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Some of the factors that may cause such material differences are set forth under the caption "Risk Factors."

                       RATIO OF EARNINGS TO FIXED CHARGES

     Following is the ratio of earnings to fixed charges for the years ended June 30,

     2002              2001             2000              1999             1998
     ----              ----             ----              ----             ----
     1.7               1.6              1.6               1.6              1.6

     The ratio of earnings to fixed charges is calculated by adding fixed charges (interest and rent expense) to income before income taxes and dividing by the fixed charges. For additional information see Computation of Fixed Charges filed as Exhibit 12 to this post effective Amendment No. 3 of Registration Statement No. 333-87581.

                                 USE OF PROCEEDS

     The Debentures offered hereunder will be issued only in connection with existing or future Interest Reinvestment Option elections. We cannot assure you that all or any of the Debentures will be sold. We do not have a minimum amount of Debentures which must be sold as a condition to the sale of any of the Debentures. The net proceeds of the sale of the Debentures offered under this Prospectus will be no greater than $1,900,000, which represents the unsold portion of a $20,000,000 offering previously registered. We intend to use net proceeds from the sale of the Debentures for general company purposes, which may include the financing of capital expenditures and working capital.

     We estimate that the expenses that were incurred for the $20,000,000 of Debentures previously registered was approximately $109,800, which includes legal fees, state and federal registration fees, printing, trustee fees, accounting fees and other miscellaneous expenses. We expect only minor expenses associated with the filing of Post Effective Amendment No. 3, of which this Prospectus is a part.

                              PLAN OF DISTRIBUTION

     We will sell the  Debentures  only to those persons who have made or in the
future  make  elections  to  purchase   Debentures   pursuant  to  the  Interest
Reinvestment Option available under the Debentures they currently own.

     If you currently own Debentures, you can receive an interest reinvestment form and additional copies of this Prospectus by contacting us at:

                   Telmark LLC                    PHONE:  1-800-253-6729
                   Securities Department          FAX:    1-315-449-7451
                   P.O. Box 5060                  E-MAIL: securities@telmark.com
                   Syracuse, NY 13220-5060

     You may terminate an Interest Reinvestment Option election at any time. You may purchase Debentures through the Interest Reinvestment Option only if you live in the states listed below:

     o        Connecticut               o        Delaware
     o        Florida                   o        Maine
     o        Maryland                  o        Massachusetts
     o        New York                  o        New Hampshire
     o        New Jersey                o        Ohio
     o        Pennsylvania              o        Rhode Island
     o        Vermont

     All Telmark employees and the employees of Agway who are involved in offering the Debentures have other principal duties in connection with the business of Telmark or Agway, as the case may be, and are not otherwise engaged in the sale of securities.

     We will not employ any sales people to solicit the sales of the Debentures, and we will not pay, nor allow, any commission or discount to be paid or allowed to anyone in connection with their sale. The individual Telmark and Agway employees who participate in the sale of the Debentures may be deemed to be underwriters of this offering within the meaning of that term as defined in
Section 2(11) of the Securities Act of 1933, as amended.

                          DESCRIPTION OF THE DEBENTURES

     We are authorized to issue the Debentures under an Indenture dated as of September 30, 1993, between us and OnBank & Trust Co., as "Trustee." Manufacturers and Traders Trust Company assumed the Trustee responsibilities of OnBank & Trust Co. under an Agreement of Resignation, Appointment and Acceptance by and among OnBank & Trust Co., us, and Manufacturers and Traders Trust Company. Supplemental Indentures between us and Manufacturers and Traders Trust Company were executed as of June 30 and July 1, 1998.

     The following description is a summary of the material provisions of the Indenture. This description does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Debentures. We have filed the Indenture as an exhibit to the registration statement relating to this Prospectus.

     OFFERING OF THE DEBENTURES. The Debentures to be issued under this Prospectus are limited to $1,900,000 aggregate principal amount, which represents the unsold portion of a $20,000,000 offering of Debentures that was previously registered. The Debentures offered hereunder will be issued only in connection with existing or future Interest Reinvestment Option elections. However, the Indenture does not limit the amount of the Debentures or other securities which may be issued by us and we may, in the future, decide to issue Debentures or other securities directly or to the public in addition to issuance under the Interest Reinvestment Option. As of September 30, 2002, we had $45,137,000 principal amount of Debentures issued and outstanding under the Indenture. The Debentures and any other securities issued and outstanding under the Indenture are referred to as "Outstanding Debentures."

     PRICE AND DENOMINATIONS. We will issue the Debentures at 100% of their principal amount. We will issue the Debentures in registered form in denominations equal to the amount of interest you would have otherwise been paid had you not elected the Interest Reinvestment Option.

     INTEREST. The Debentures will bear interest from their respective Issue Dates at the per annum rate described below on the basis of a 360-day year of twelve 30-day months, notwithstanding the terms of the form of Debenture in the Indenture.

     The interest rates on the Debentures offered pursuant to the Interest Reinvestment Option by this Prospectus are shown on your Debenture certificate and are at an annual rate equal to the greater of:

     o the fixed rate percentage per annum; or
     o a variable "Treasury Bill Rate," as defined below.

     The applicable fixed rate of interest will be determined by reference to page 21, and will be tied to the Maturity Date (as defined below).

     U.S. Treasury bills are issued and traded on a discount basis, the amount of the discount being the difference between their face value at maturity and their sales price.

     o The per annum discount rate on a U.S. Treasury bill is the percentage obtained by dividing the amount of the discount on such U.S. Treasury bill by its face value at maturity and annualizing such percentage on the basis of a 360-day year.
     o The Federal Reserve Board currently publishes such rates weekly in its Statistical Release H.15 (519).
     o Unlike the interest on U.S. Treasury bills, interest on the Debentures will not be exempt from state and local income taxation.

     The "Treasury Bill Rate" for each quarterly Interest Payment Date (as defined below) is the arithmetic average of the weekly per annum auction average discount rates at issue date for U.S. Treasury bills with maturities of 26 weeks (which may vary from the market discount rates for the same weeks), as published for each week by the Federal Reserve Board, during the following Interest Determination Periods (as defined below):

     o September 1 to November 30, inclusive, for the January 1 Interest Payment Date;
     o December 1 to February 28, inclusive, for the April 1 Interest Payment Date;
     o March 1 to May 31, inclusive, for the July 1 Interest Payment Date;
     o June 1 to August 31, inclusive, for the October 1 Interest Payment  Date;
       or
     o December 1 to February 28, inclusive, for interest payable on the Maturity Date

For each such period, an "Interest Determination Period," we will round the Treasury Bill Rate to the nearest one hundredth of a percentage point.

     If the Federal Reserve Board does not publish the weekly per annum auction average discount rate for a particular week in an Interest Determination Period for a particular Interest Payment Date or the Maturity Date, as applicable, we will select a publication of such rate by any Federal Reserve Bank or any U.S. Government department or agency to be used in computing the arithmetic average.

     If we determine in good faith that for any reason a Treasury Bill Rate is not so published by any Federal Reserve Bank or any U.S. Government department or agency for a particular week, we will substitute an "Alternate Rate" for the Treasury Bill Rate for that week. The Alternate Rate will be the arithmetic average of the weekly per annum auction average discount rates for those weeks in the relevant Interest Determination Period for which rates are published as described above, if any, and the weekly per annum auction average discount rates or market discount rates or stated interest rates for comparable issue(s) of securities which we have selected, for those weeks in the Interest Determination Period for which no rate is published as described above. We will round the Alternate Rate to the nearest one hundredth of a percentage point.

     We will pay the interest rate stated on the Debenture if we determine in good faith that neither the Treasury Bill Rate nor an Alternate Rate can be computed for the following periods:

     o September 1 to November 30, inclusive, for the January 1 Interest Payment Date,
     o December 1 to February 28, inclusive, for the April 1 Interest Payment Date,
     o March 1 to May 31, inclusive, for the July 1 Interest Payment Date, or
     o June 1 to August 31, inclusive, for the October 1 Interest Payment Date.

     The following chart shows for the periods indicated: (1) the Treasury Bill Rate, (2) the highest per annum discount rate on six month U.S. Treasury bills at one of the 13 auctions during the period used to calculate the "Treasury Bill Rate," and (3) the lowest per annum discount rate on six month U.S. Treasury bills at one of the 13 auctions during the period used to calculate the "Treasury Bill Rate."
                     [CHART WITH ATTACHED FIGURES PLOTTED]

                                   AVERAGE
PAYMENT                           "TREASURY                     HIGH                  LOW
DATE                              BILL RATE"
========================= =============================== =====================  ====================

Jan. - 90                           7.60%                      7.92%                 7.40%
Apr. - 90                           7.57%                      7.77%                 7.30%
Jul. - 90                           7.83%                      8.03%                 7.74%
Oct. - 90                           7.51%                      7.75%                 7.19%
Jan. - 91                           7.18%                      7.36%                 6.96%
Apr. - 91                           6.34%                      6.96%                 5.85%
Jul. - 91                           5.75%                      6.06%                 5.61%
Oct. - 91                           5.63%                      5.79%                 5.23%
Jan. - 92                           5.01%                      5.39%                 4.50%
Apr. - 92                           3.99%                      4.39%                 3.80%
Jul. - 92                           3.97%                      4.27%                 3.71%
Oct. - 92                           3.46%                      3.90%                 3.18%
Jan. - 93                           3.10%                      3.45%                 2.78%
Apr. - 93                           3.23%                      3.46%                 3.06%
Jul. - 93                           3.14%                      3.19%                 2.95%
Oct. - 93                           3.18%                      3.30%                 3.10%
Jan. - 94                           3.16%                      3.30%                 3.02%
Apr. - 94                           3.27%                      3.53%                 3.14%
Jul. - 94                           4.15%                      4.81%                 3.61%
Oct. - 94                           4.75%                      4.99%                 4.53%
Jan. - 95                           5.04%                      5.85%                 4.89%
Apr. - 95                           6.20%                      6.42%                 5.86%
Jul. - 95                           5.82%                      6.00%                 5.65%
Oct. - 95                           5.43%                      5.61%                 5.30%
Jan. - 96                           5.37%                      5.38%                 5.22%
Apr. - 96                           4.99%                      5.25%                 4.71%
Jul. - 96                           5.01%                      5.19%                 4.80%
Oct. - 96                           5.24%                      5.41%                 5.08%
Jan. - 97                           5.17%                      5.38%                 5.07%
Apr. - 97                           5.07%                      5.11%                 4.97%
Jul. - 97                           5.30%                      5.45%                 5.00%
Oct. - 97                           5.16%                      5.26%                 5.05%
Jan. - 98                           5.11%                      5.19%                 4.97%
Apr. - 98                           5.13%                      5.30%                 4.91%
Jul. - 98                           5.08%                      5.17%                 4.99%
Oct. - 98                           5.06%                      5.17%                 4.94%
Jan. - 99                           4.12%                      4.94%                 3.87%
Apr. - 99                           4.41%                      4.53%                 4.28%
Jul. - 99                           4.46%                      4.63%                 4.32%
Oct. - 99                           4.73%                      4.96%                 4.49%
Jan. - 00                           4.99%                      5.22%                 4.81%
Apr. - 00                           5.51%                      5.77%                 5.24%
Jul. - 00                           5.90%                      6.25%                 5.75%
Oct. - 00                           6.03%                      6.15%                 5.92%
Jan. - 01                           6.06%                      6.10%                 5.94%
Apr. - 01                           5.34%                      6.05%                 4.74%
Jul. - 01                           4.10%                      4.77%                 3.62%
Oct. - 01                           3.45%                      3.64%                 3.26%
Jan. - 02                           2.50%                      3.31%                 1.82%
Apr. - 02                           1.80%                      1.96%                 1.58%
Jul. - 02                           1.94%                      2.11%                 1.83%
Oct. - 02                           1.75%                      1.90%                 1.56%

     For example, if the Debentures were purchased on October 2, 2002, the fixed interest rate would have been paid. Although the period September 1, 2002 to November 30, 2002, is not complete as of the date of this Prospectus (and the Treasury Bill Rate for the January 1, 2003 Interest Payment Date cannot yet be determined), the average Treasury Bill Rate as of October 2, 2002 was 1.60%.

     The six-month U.S. Treasury Bill Rate has fluctuated widely during the periods shown in the chart. This rate can be expected to fluctuate in the future. If the Treasury Bill Rate exceeds the fixed rate on the Debentures, these fluctuations will cause the interest rate we will pay on the Debentures to exceed the fixed rate. See "Risk Factors - There is no Public Market for the Debentures."

     PAYMENTS OF PRINCIPAL AND INTEREST. Principal amounts of the Debentures will be due and payable, together with interest accrued but unpaid, on the"Maturity Date" for the Debentures with respect to which the Interest Reinvestment Option was made. The Maturity Date for the Debentures offered was reflected in the table on the cover page of the Prospectus under which your Debentures were offered and is stated in your Debenture certificate. We will pay you the interest on the Debentures quarterly on the following dates (each an "Interest Payment Date"):

     o January 1;
     o April 1;
     o July 1;
     o October 1 and
     o on the Maturity Date.

     We will pay you principal and interest on the Debentures at the office of the transfer agent, Agway, in DeWitt, New York.

     You may add additional amounts to the principal of your Debentures if you elect to have quarterly interest payments added to your Debentures by continuing your Interest Reinvestment Option. If you make such an election, we will send you a quarterly statement which will indicate the amounts you added to the principal of the Debenture.

     If an Interest Payment Date, a Redemption Date (as defined below), a Maturity Date or other payment date is not a Business Day, we will pay you on the next Business Day as if made on such Interest Payment Date, Redemption Date, Maturity Date or other payment date. "Business Day" means any day other than a Saturday or Sunday or a day on which the Federal Reserve Bank of New York or commercial banking institutions in New York City are authorized or required by law or executive order to close.

     SUBORDINATION AND COVENANTS. The Debentures are unsecured obligations, and payment is subordinated to our other debt, except debts similarly subordinated. The Indenture does not prevent us from incurring additional debt, including Senior Debt. Also, the Indenture does not restrict us as to the interest rate or other terms of any additional debt which we may incur. In addition to its subordination provisions, the Indenture contains only limited restrictions on highly leveraged transactions, reorganizations, restructuring, mergers or similar transactions involving us, which may adversely affect the holders of the Debentures. We are not limited in our ability to merge into or transfer or lease all or substantially all of our assets to a corporation or other entity as long as:

     o such corporation assumes our obligations under the Debentures and the Indenture, and
     o after the transaction, there exists no event of default under the Indenture.

     TRANSFER. There are no restrictions on the transfer of the Debentures. However, there currently is no market for the Debentures and we do not intend to provide or encourage any trading market for the Debentures.

     ISSUE DATE. The "Issue Date" will be set forth on your Debenture certificate and will be no later than the day on which we pay interest on the Debentures you hold. Once a Debenture certificate is issued, we will then forward your certificate to the Trustee for authentication. The Trustee will then forward you the Debenture. Your Debenture certificate will be sent to you approximately 3 weeks after we receive your application.

     If you wish to select or terminate your Interest Reinvestment Options, you may do so by contacting us at the address and telephone number listed under "Plan of Distribution."

     REDEMPTION PROVISIONS. At any time, on not less than 30 days written notice, we may, at our option, redeem all or some of the Debentures at the principal amount, plus accrued but unpaid interest from the last Interest Payment Date to the date fixed for redemption (the "Redemption Date"), at the fixed rate. Should the Debentures be redeemed by lot, all Debentures not redeemed will be accorded equal treatment in any subsequent redemption.

     INTEREST REINVESTMENT OPTION. When you completed an application to purchase your Debentures, you had the opportunity to elect to have all the future interest paid on the Debentures reinvested automatically into the Debentures. Unless you elect to terminate your Interest Reinvestment Option election, we will add the interest due on each Interest Payment Date to the principal amount of the Debenture on which interest was paid. Your interest that is reinvested will earn interest on the increased principal amount on the same basis as your original principal amount. Any interest that you reinvest will be subject to federal and state income tax as if it had been received by you on the date it was reinvested. See "Description of the Interest Reinvestment Option."

     You may revoke your election for future interest payments at any time by providing us with written notice. Your election will be effective on the date we receive it.

     SUBORDINATION PROVISIONS. The payment of the principal of and interest on the Debentures is subordinated in right of payment, to the extent required in the Indenture, to the amounts of principal and interest due on "Senior Debt."

     Senior Debt is the principal and interest on our debt for money which we have borrowed from or guaranteed to the following:

     o banks,
     o trust companies,
     o insurance companies, and
     o other financial institutions, including dealers in commercial paper, charitable trusts, pension trusts, and other investing organizations,

unless the instrument creating or evidencing the indebtedness provides that such indebtedness is not superior or is subordinate in right of payment to the Debentures.

     Senior Debt includes all of our interest-bearing debt presently outstanding except indebtedness with respect to our other Outstanding Debentures. As of September 30, 2002, Senior Debt of $534,950,000 was outstanding.

     If we are liquidated or reorganized, we will pay the holders of all Senior Debt in full before we pay you any amount. After we pay the Senior Debt in full, you may be entitled to participate in any distribution of our remaining assets. Due to the subordination of the Outstanding Debentures to the Senior Debt, Senior Debt holders may receive more assets on a percentage basis, and holders of the Outstanding Debentures may receive less assets on a percentage basis, than our other creditors. In the event of a liquidation or reorganization, holders of Outstanding Debentures may receive no assets.

     MODIFICATION OF INDENTURE. The Indenture permits the Trustee and us to make non-material modifications and amendments to the Indenture without your consent. Other modifications and amendments to the Indenture require the written consent of holders of 66-2/3% in aggregate principal amount of Outstanding Debentures. Without this consent, no amendment or modification may:

     (1) reduce the amount of Outstanding Debenture whose holders are required to amend the Indenture,

     (2) reduce the interest rate or time for payment of any interest on any Outstanding Debenture,

     (3) reduce the principal or change the Maturity Date of any Outstanding Debenture,

     (4) make any changes to the Indenture with respect to the waiver of past defaults thereunder or the rights of holders of Outstanding Debentures to receive payments, or

     (5) make any changes to the subordination provisions contained in the Indenture.

     COVENANTS. Under the Indenture, we promise to make payments on the Outstanding Debentures and to file all required reports and other documents with the SEC. The Indenture does not restrict our ability to distribute members' equity or require us to maintain any ratios or reserves.

     EVENTS OF DEFAULT AND WITHHOLDING OF NOTICE TO DEBENTURE HOLDERS. We will be in default under the Indenture if any of the following occurs:

     (1) we fail for a period of 30 days to pay interest upon any of the Outstanding Debentures when due;

     (2) we fail to pay principal of the Outstanding Debentures when due and payable at maturity, upon redemption or otherwise; or

     (3) we fail to perform any other covenant to which we have committed in the Indenture for a period of 60 days after written notice by the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Debentures.

     Within 60 days after the default, the Trustee is required to give the Outstanding Debenture holders notice of all defaults known to the Trustee. However, the Trustee does not have to give notice if we cure the default before the Trustee gives the notice. If we fail to pay the principal of or interest on any of the Outstanding Debentures, the Trustee may withhold notice of our default, as long as the Trustee in good faith determines that withholding the notice is in the interest of the Outstanding Debenture holders.

     When a default occurs, or during the continuation of a default, the Trustee or the holders of 25% in aggregate principal amount of the Outstanding Debentures may declare the principal of all the Outstanding Debentures and the interest accrued but unpaid thereon due and payable. However, the holders of a majority of the aggregate principal amount of the Outstanding Debentures may waive all defaults and rescind such declaration if we cure the default.

     Subject to the provisions of the Indenture covering the Trustee's duties on any default or continuation of default, the Trustee has no obligation to exercise any of its rights or powers at the request, order or direction of any holders of Outstanding Debentures, unless they shall have offered to the Trustee reasonable security or indemnity. Also, subject to such provisions of the Indenture regarding the Trustee's right to reasonable security or indemnity, a majority of the holders of the aggregate principal amount of the Outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee.

     NO GUARANTEE BY AGWAY. Neither Agway nor any of its other subsidiaries has guaranteed the payment of principal of or interest on the Debentures.

     THE TRUSTEE. The Indenture contains certain limitations on the right of the Trustee, as our creditor, to obtain payment of claims in certain cases. It also limits the ability to obtain certain property as security or otherwise in relation to those claims.

     AUTHENTICATION AND DELIVERY. We may authenticate the Debentures and have them delivered to you upon our written order without any further company action.

     SATISFACTION AND DISCHARGE OF INDENTURE. The Indenture may be discharged upon payment or redemption of all Outstanding Debentures or if we deposit sufficient funds with the Trustee to pay off or redeem all the Outstanding Debentures.

     EVIDENCE AS TO COMPLIANCE WITH CONDITIONS AND COVENANTS. We are required to provide to the Trustee certificates from our officers stating that we have complied with all promises and conditions under the Indenture.

                 DESCRIPTION OF THE INTEREST REINVESTMENT OPTION

     GENERAL. If you have elected to have all interest paid on your Debentures reinvested automatically, the interest due on each quarterly Interest Payment Date will be added to the principal amount of the Debentures and will earn interest after that date on the same basis as the original principal amount. You may revoke this election for future interest payments at any time providing us with written notice. Your election will be effective on the date it is received by us. Interest reinvested will be subject to federal and state income tax as if it had been received by you on the date it is reinvested.

     RATES  ON  PREVIOUSLY  ISSUED  DEBENTURES.   The  fixed  interest  rate  on
previously issued Outstanding Debentures by us are as follows:

         STATED INTEREST                        MATURITY
              RATE                                 DUE
================================  ====================================
              6.25%                             March 31, 2005
              6.75%                             March 31, 2010
              8.00%                             March 31, 2003
              8.50%                             March 31, 2003
              8.25%                             March 31, 2004
              8.50%                             March 31, 2004
              8.75%                             March 31, 2008
              8.75%                             March 31, 2009
              9.00%                             March 31, 2009

     The holders of any of the Debentures referenced above may elect the Interest Reinvestment Option.

     Interest on these Outstanding Debentures is payable quarterly on January 1, April 1, July 1 and October 1, and on the Maturity Date, at the rate per annum for each quarterly period equal to the greater of the Debentures' fixed rate or the Treasury Bill Rate.

                                  LEGAL MATTERS

     The legality of the Debentures will be passed upon for us by Bond, Schoeneck & King, PLLC, Syracuse, New York.

                                     EXPERTS

     The financial statements of Telmark LLC in this Prospectus for the year ended June 30, 2002, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are a reporting company and file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the regional office of the Commission at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1- 800-SEC-0330 for more information about the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." You may also access our web site at "http://www.telmark.com."

     We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933, as amended. The registration statement contains additional information about us and the debt securities. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this information. We incorporate by reference the documents listed below:

     o Annual  Report on Form 10-K for the year ended June 30, 2002.
     o Quarterly Reports on Form 10-Q filed subsequent to the date of such Annual Report to the Investors.

We will provide you with the Annual Report to Investors containing audited financial statements and quarterly reports on Form 10-Q containing unaudited financial statements. The Annual Report to Investors is included as Exhibit 13 of this Registration Statement.

     You may also request a copy of these reports at no cost by writing or telephoning us at the address or telephone number listed above under "Plan of Distribution."

     This Prospectus is part of a larger registration statement we file with the SEC. You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front cover of these documents.

                                   TELMARK LLC


                                   PROSPECTUS

     Until ____________ , 2002 all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*:
              Registration Fee......................................$      4,800
              Printing and Engraving................................      20,000
              Registration Service and Trustee Expense..............      10,000
              Accounting Fees and Expenses..........................      10,000
              State Registration (Blue Sky) Fees and Expenses.......      20,000
              Mailing Costs  .......................................      10,000
              Legal Fees and Expenses...............................      25,000
              Miscellaneous Expenses................................      10,000
                                                                    ------------
                                                                    $    109,800
                                                                    ============

              *Approximate   amount  of   expenses   incurred  as  a  result  of
$20,000,000 previously registered.

ITEM 15.      INDEMNIFICATION OF OFFICERS AND DIRECTORS

              (a) Section 18 of the Limited Liability Company Agreement of Telmark LLC states as follows:

                   18. Exculpation and Indemnification.
                       --------------------------------

                   a. No Member,  Officer,  Director,  employee  or agent of the
              Company and no employee, representative, agent or Affiliate of the Member (collectively, the "Covered Persons") shall be liable to the Company or any other Person who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's gross negligence or willful misconduct.
                   b. To the  fullest  extent  permitted  by  applicable  law, a
              Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person's gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 18 shall
              --------   -------
              be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.
                   c. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 18.

                                     PART II
               INFORMATION NOT REQUIRED IN PROSPECTUS (CONTINUED)

ITEM 15.      INDEMNIFICATION OF OFFICERS AND DIRECTORS (CONTINUED)

                   d. A Covered  Person  shall be fully  protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.
                   e. To the extent that, at law or in equity,  a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.
                   f. The foregoing  provisions of this Section 18 shall survive any  termination  of this  Agreement.

              (b) Section 18-108 of the Delaware Limited Liability Company Act permits a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Under the terms of a Directors and Officers Liability and Corporation Reimbursement Policy purchased for Telmark LLC, each of the directors and officers of Telmark LLC is insured against loss arising from any claim or claims which may be made during the policy period by reason of any wrongful act (as defined in the policy) in their capacities as directors or officers. In addition, Telmark LLC is insured against loss arising from any claim or claims which may be made during the policy period against any director or officer of Telmark LLC by reason of any wrongful act (as defined in the policy) in their capacity as directors or officers, but only when the directors or officers shall have been entitled to indemnification by Telmark LLC.

ITEM 16.      EXHIBITS

              (I) THE FOLLOWING REQUIRED EXHIBITS ARE HEREBY INCORPORATED BY REFERENCE TO PREVIOUSLY FILED REGISTRATION STATEMENTS OR THE APPLICABLE FORM S-1, 10-K, 10-Q, OR 8-K FILED ON THE DATE AS SPECIFIED. THE COMPANY UNDERTAKES TO PROVIDE TO THE COMMISSION UPON REQUEST COPIES OF ANY INSTRUMENT WITH RESPECT TO LONG-TERM DEBT NOT BEING REGISTERED WHERE THE AMOUNT OF SECURITIES AUTHORIZED THEREUNDER DOES NOT EXCEED 10 PERCENT OF THE TOTAL ASSETS OF THE COMPANY AND ITS SUBORDINATES ON A CONSOLIDATED BASIS.

              ARTICLES OF INCORPORATION

              3(a) - Certificate of Incorporation of Telmark Inc. (predecessor to Telmark LLC) dated June 4, 1964, as amended September 8, 1964; January 15, 1975; and June 16, 1987, filed by reference to Exhibit 3 of the Registration Statement (Form S-1), File No. 33-70732, dated October 22, 1993.

                                     PART II
               INFORMATION NOT REQUIRED IN PROSPECTUS (CONTINUED)

ITEM 16.      EXHIBITS (CONTINUED)

              BY-LAWS

              3(b) - By-laws of Telmark Inc. (predecessor to Telmark LLC) as amended September 19, 1995, filed by reference to Exhibit 3 of the Annual Report (Form 10-K) dated August 23, 1996.

              CERTIFICATE OF FORMATION

              3(c) - Certificate of formation of Telmark LLC dated June 25, 1998, filed by reference to Item 14 of the Annual Report (Form 10-K) dated August 21, 1998.

              LIMITED LIABILITY COMPANY AGREEMENT

              3(d) - Operating agreement of Telmark LLC dated July 1, 1998, filed by reference to Item 14 of the Annual Report (Form 10-K) dated August 21, 1998.

              CERTIFICATE OF MERGER

              3(e) - Certificate of Merger of Telmark Inc. into Telmark LLC effective July 1, 1998, filed by reference to Item 14 of the Annual Report (Form 10-K) dated August 21, 1998.

              INSTRUMENT DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

              4(a) - The Indenture dated as of September 30, 1993, between Telmark Inc. and OnBank & Trust Co. of Syracuse, New York, Trustee, filed by reference to Exhibit 4 of the Registration Statement (Form S-1), File No. 33-70732, dated October 22, 1993.

              4(b) - Telmark Inc. Board of Directors resolutions dated as of June 21, 1995, authorizing the issuance of Debentures under the Indenture filed by reference to Exhibit 4 of the post effective Amendment No. 1 to the Registration Statement (Form S-1), File No. 33-84442, dated August 28, 1995.

              4(c) - Supplemental Indenture dated as of June 30, 1998 between Telmark Inc. and Manufacturers and Trust Company, filed by reference to Exhibit 4 of the Current Report (Form 8-K), File No. 33-70732, dated July 6, 1998.

              4(d) - Supplemental Indenture dated as of July 1, 1998 between Telmark Inc. and Telmark LLC and Manufacturers and Traders Trust Company, filed by reference to Exhibit 4 of the Current Report (Form 8-K), dated July 6, 1998.

              4(e) - Telmark LLC Note Agreement dated August 1, 2002, filed by reference to Exhibit 4(e) of the Annual Report (Form 10-K) dated September 30, 2002.

              MATERIAL CONTRACTS

              10(a)- Agway Inc. (Commission File Number 2-22791) Pledge Agreement with its lenders dated October 4, 2002, filed by reference to Exhibit 99.6 of Agway Inc. Form 8-K, dated October 15, 2002.

              10(b)- Amended and Restated Master Loan Agreement between CoBank, ACB and Telmark LLC dated June 29, 1998 and effective July 1, 1998, filed by reference to Exhibit 10(c) of the Annual Report (Form 10-K) dated September 30, 2002.

                                     PART II
               INFORMATION NOT REQUIRED IN PROSPECTUS (CONTINUED)

ITEM 16.      EXHIBITS (CONTINUED)

(A)           EXHIBITS REQUIRED BY SECURITIES AND EXCHANGE COMMISSION REGULATION
              S-K
              MATERIAL CONTRACTS (CONTINUED)

              10(c)- Amendment dated November 19, 2001 of the Master Loan Agreement between CoBank, ACB and Telmark LLC, filed by reference to Exhibit 10(d) of the Annual Report (Form 10-K) dated September 30, 2002.

              10(d)- Amendment dated July 31, 2002 of the Master Loan Agreement between CoBank, ACB and Telmark LLC, filed by reference to
                      Exhibit 10(e) of the Annual Report (Form 10-K) dated September 30, 2002.

              10(e)-  Amendment  dated  September  27,  2002 of the Master  Loan
                      Agreement between CoBank, ACB and Telmark LLC, filed by reference to Exhibit 10(n) of the Annual Report (Form 10-K) dated September 30, 2002.

              10(f)- Pay to Stay Arrangement between Daniel J. Edinger and Telmark LLC, filed by reference to Exhibit 10(f) of the Annual Report (Form 10-K) dated September 30, 2002.

              10(g)- Annual Incentive Plan for Fiscal Year, Ending June 30, 2002 - Daniel J. Edinger, filed by reference to Exhibit 10(g) of the Annual Report (Form 10-K) dated September 30, 2002.

              10(h)- Annual Incentive Plan for Fiscal Year, Ending June 30, 2003 - Daniel J. Edinger, filed by reference to Exhibit 10(h) of the Annual Report (Form 10-K) dated September 30, 2002.

              10(i)- Pay to Stay Arrangement between Raymond G. Fuller and Telmark LLC, filed by reference to Exhibit 10(i) of the Annual Report (Form 10-K) dated September 30, 2002.

              10(j)- Pay to Stay Arrangement between Jennifer L. Hicks and Telmark LLC, filed by reference to Exhibit 10(j) of the Annual Report (Form 10-K) dated September 30, 2002.

              10(k)- Pay to Stay Arrangement between Richard A. Kalin and Telmark LLC, filed by reference to Exhibit 10(k) of the Annual Report (Form 10-K) dated September 30, 2002.

              10(l)- Pay to Stay Arrangement between Kipp R. Weaver and Telmark LLC, filed by reference to Exhibit 10(l) of the Annual Report (Form 10-K) dated September 30, 2002.

              10(m)- Telmark LLC Supplemental Severance Program, filed by reference to Exhibit 10(m) of the Annual Report (Form 10-K) dated September 30, 2002.

                                     PART II
               INFORMATION NOT REQUIRED IN PROSPECTUS (CONTINUED)

ITEM 16.      EXHIBITS (CONTINUED)

              25 - STATEMENT OF  ELIGIBILITY  AND  QUALIFICATION  OF  TRUSTEE ON
                   FORM T-1 - of Manufacturers and Traders Trust Company, the Successor Trustee, pursuant to Section 7.08 of the Indenture, filed by reference to Exhibit 25 of the Registration Statement (Form S-2), File No. 333-87581, dated September 22, 1999.

              (ii) The following  required  exhibits are hereby attached to this
                   Registration Statement on Form S-2.

              5 -  OPINION OF BOND, SCHOENECK & KING, PLLC, FILED HEREWITH.

              12 - STATEMENTS REGARDING COMPUTATION OF RATIOS, FILED HEREWITH.

              13 - ANNUAL REPORT TO INVESTORS, FILED HEREWITH.

              23.1-CONSENT OF PRICEWATERHOUSECOOPERS LLP, FILED HEREWITH.

              23.2-CONSENT OF BOND, SCHOENECK & KING, PLLC  (INCLUDED IN EXHIBIT
                   5).

              (iii)Financial  Statement  schedules have been omitted as they are not required, inapplicable, or the required information is provided in the financial statements including the notes thereto.

ITEM 17.      UNDERTAKINGS

              The undersigned registrants hereby undertake:

              A.        1.   To file, during any period in which offers or sales
                             are being made, a post-effective amendment to this registration statement:

                             a. To include  any  Prospectus  required by section
                                10(a)(3) of the Securities Act of 1933;

                             b. To reflect in the Prospectus any facts or events
                                arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectuses filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                             c. To include any material information with respect
                                to the Plan of Distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

                                     PART II
               INFORMATION NOT REQUIRED IN PROSPECTUS (CONTINUED)

ITEM 17.      UNDERTAKINGS (CONTINUED)

                   2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

              B. That, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the registrants of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              D. To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

              E. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all the requirements for filing on Form S-2 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of DeWitt, and the State of New York, on November 25, 2002.


                                      TELMARK LLC
                                      (Registrant)


                                      By /s/DANIEL J. EDINGER
                                         ---------------------------------------
                                         President and Director
                                         (Principal Executive Officer)

                                         Date November 25, 2002

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the date indicated.

SIGNATURE             TITLE                                    DATE
---------             -----                                    ----


/s/DANIEL J. EDINGER  President and Director                   November 25, 2002
--------------------- (Principal Executive Officer)



/s/PETER J. O'NEILL   Senior Vice President-Finance & Control, November 25, 2002
--------------------- Chairman of the Board and Director
                      (Principal Accounting Officer)



/s/ANDREW J. GILBERT  Director                                 November 25, 2002
---------------------


/s/SAMUEL F. MINOR    Director                                 November 25, 2002
---------------------


/s/EDWIN C. WHITEHEAD Director                                 November 25, 2002
---------------------


/s/WILLIAM W. YOUNG   Director                                 November 25, 2002
---------------------